Exhibit 10.7

PARKING AREA LEASE AGREEMENT

This Parking Area Lease Agreement (“Lease”) is entered into on May 30, 2019, and shall be effective as of January 1, 2019 (the “Effective Date”), between Pontiac Center Parking, LLC, a Michigan limited liability company, with offices at 251 E. Merrill Street, Suite 212, Birmingham, Michigan 48009 (“Landlord”) and United Shore Financial Services, LLC, a Michigan limited liability company, with offices located at 585 South Blvd. E., Pontiac, Michigan 48341 (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant are entering into this Lease for the purpose of providing Tenant with additional parking for its employees and invitees who will be accessing Tenant’s nearby offices;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Lease, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby severally acknowledged, the Landlord and Tenant hereby agree as follows:

1.    Premises. Landlord owns and hereby leases to Tenant and Tenant leases from Landlord the real property located in the City of Pontiac, County of Oakland, State of Michigan, commonly known as 660 South Blvd. E., Pontiac, Michigan 48341, as legally described on the attached Exhibit “A” (collectively, the “Premises”).

2.    Condition of Premises. The Premises are being leased by the Landlord to the Tenant in the current “as-is” condition, subject to all faults. Tenant understands and acknowledges that the Premises are subject to, among other things, a Declaration Of Restrictive Covenant And Environmental Protection Easement dated August 21, 2014, and recorded with the Oakland County Register of Deeds in Liber 47370, at Page 378, Oakland County Records, and an Amended And Restated Declaration Of Restrictive Covenant And Environmental Protection Easement dated May 20, 2009, and recorded with the Oakland County Register Of Deeds in Liber 41207, at Page 749, Oakland County Records. Tenant hereby assumes all environmental and related risks inherent in utilizing and operating the Premises and hereby agrees to indemnify, defend (through counsel approved by Landlord) and hold harmless the Landlord and its members and managers from and against any and all liability associated with the surface, subsurface and physical condition of the Premises.

3.    Term. This Lease shall be for a term (the “Term”) commencing as of the Effective Date and continuing until December 31, 2027 (the “Expiration Date”), unless sooner terminated pursuant to the provisions of this Lease or applicable law.

4.    Base Rent. Beginning on the Effective Date, Tenant shall pay to Landlord base monthly rent in the amount identified on the Schedule of Base Rent attached hereto as Exhibit “B” and incorporated herein by this reference (the “Base Monthly Rent”). Payment of the Base Monthly Rent shall be in advance, made on the first day of each month during the term of this Lease.

5.    Absolute Net Lease. This Lease is an absolute net lease and it is intended that, except where specifically provided herein or provided by applicable law, Tenant, and not Landlord, shall bear all costs and expenses incurred in connection with the maintenance of the Premises in addition to the payment of real estate taxes and insurance. Costs and expenses paid by Landlord, if any, shall be reimbursed by Tenant within fifteen (15) days from receipt of Landlord’s invoice accompanied by documentation substantiating Landlord’s payment of any such costs and expenses.

6.    Use. The Premises may be used solely for: (a) the parking of motor vehicles used by the Tenant and its employees and invitees; and (b) the hosting of temporary Tenant events and associated parking. Tenant shall not be permitted to construct any improvements upon the Premises or alter the Premises in any manner without the written consent of Landlord.

7.    Covenant of Quiet Enjoyment. As long as Tenant is not in default under this Lease, Tenant shall be entitled to quiet possession of the Premises during the term of this Lease.

8.    Taxes. During the term of this Lease, Tenant shall pay all real estate taxes and special assessments levied against the Premises, including installment payments for special assessments extending beyond the term of this Lease. Tenant shall also pay personal property taxes upon any personal property situated upon the Premises during the term of this Lease. Tenant may contest the amount or validity of any taxes or special assessments by appropriate proceedings, provided Tenant shall pay them when all appeals are completed and post an appropriate bond or provide Landlord with satisfactory evidence that a sufficient reserve has been established.

9.    Casualty Insurance. During the term of this Lease, Landlord shall, at Tenant’s cost, procure fire and extended coverage insurance insuring the Premises, including all leasehold improvements, for their full replacement value. The insurance policy shall show Landlord, any mortgagee of Landlord, and Tenant as named insureds. The insurance policy shall carry an endorsement requiring that Landlord shall be given not less than ten (10) days written notice before any change in or any cancellation of the policy. Landlord and Tenant and all parties claiming under them mutually waive any right of recovery against each other for any loss occurring to the Premises or as a result of activities conducted on the Premises, which is covered by insurance, regardless of the cause of the damage or loss. Each insurance policy covering the Premises shall contain an endorsement recognizing this mutual release by Landlord and Tenant and waiving all rights of subrogation by their respective insurers. Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days of its receipt of Landlord’s statement and copy of the applicable statement or premium notice.

10.    Liability Insurance. Throughout the term of this Lease, Tenant shall hold harmless and indemnify Landlord against any and all death, injury or damage to third parties arising as a result of any act or neglect of Tenant, its employees or invitees in or about the Premises. Tenant shall, at Tenant’s sole cost and expense, procure liability insurance covering Landlord with public liability insurance and property damage insurance with insurance companies licensed to do business in the State of Michigan, in amounts which are recommended in writing by a qualified and experienced insurance agent in the area as optimum coverage for the uses made of the Premises. The insurance policy shall show Landlord, any mortgagee of Landlord, and Tenant as named insureds. The insurance policy shall carry an endorsement requiring that Landlord shall be given not less than ten (10) days written notice prior to any change in or any cancellation of the policy. Certificates of all insurance policies shall be delivered to Landlord. Landlord and Tenant and all parties claiming under them mutually waive any right of recovery against each other for any loss occurring to the Premises or as a result of activities conducted on the Premises, which is covered by insurance, regardless of the cause of the damage or loss. Each insurance policy covering the Premises shall contain an endorsement recognizing this mutual release by Landlord and Tenant and waiving all rights of subrogation by their respective insurers.

11.    Utilities. Tenant shall pay when due all bills for water, gas, electricity, and other utilities and/or services used and/or contracted by Tenant, if any, at the Premises during the term of this Lease.

12.    Maintenance by Tenant. Tenant shall, at its sole cost and expense, keep the Premises and all improvements situated upon the Premises in good condition and repair. Tenant agrees to operate and keep the Premises in a clean condition and comply with all applicable laws and ordinances pertaining to the Premises and perform all grass cutting, sweeping, and snow and ice removal necessary to maintain the Premises in a safe and attractive condition. Tenant shall also maintain all lighting equipment and structures situated upon the Premises.

13.    Damage to Improvements. In the event of damage to the improvements caused by fire or other casualty, Tenant shall promptly rebuild the Premises to the condition it was in prior to the casualty. The insurance proceeds carried by Landlord or Tenant to cover casualty damage to the Premises shall be available for the reconstruction.

14.    Condemnation. If the whole or more than fifty percent (50%) of the Premises shall be taken by any public authority under the power of eminent domain, then Tenant shall have the right up to the date of the taking to elect to terminate the Lease by giving notice of the termination to Landlord. If notice has not been received by Landlord as of the date of the taking, then the Lease shall be deemed to continue with regard to the portion of the Premises not taken by eminent domain. If Tenant does elect to terminate the Lease, then Tenant’s obligation to pay rent shall end as of the date of the taking and any amount of rent paid in excess of the amount due shall be returned to Tenant. In the event that Tenant does not elect to terminate the Lease, then the Lease shall continue in effect on the terms as stated in this document with the exception that the rent shall be reduced in proportion to the nature, value and extent which the part of the Premises taken by eminent domain bears to the entire Premises. Each party shall seek its own award for damages for the taking.

15.    Default. This Lease is granted on the condition that if an event of default (“Event of Default”) shall occur and then a Default (defined below) occurs: (a) this Lease may be terminated by written notice to the Tenant; or (b) Landlord may exercise the remedies provided under Section 16 below; or (c) Landlord may pursue those remedies available under applicable law. An Event of Default shall occur if there has been: (i) a failure by Tenant to pay, when due, any Base Rent to be paid to Landlord, or to make payment when due of any taxes, assessments, insurance, maintenance costs or other charges or payments required by the terms of this Lease; (ii) a failure by Tenant to obtain and/or maintain any policy of insurance or to pay any insurance premiums required by the terms of this Lease to be paid by Tenant to maintain such policy; or (iii) a failure by Tenant to comply with any other obligations or provisions of this Lease. Following an Event of Default Landlord may send to Tenant notice of the Event of Default. The notice shall give Tenant fifteen (15) days to cure the default. If the Event of Default is not cured during such notice period, upon the expiration of that notice period a default (“Default”) shall exist.

16.    Landlord’s Remedies. If a Default as defined above occurs, Landlord shall at its election, on or concurrent with the giving of notice to Tenant, have the right to:

(a)    as Tenant’s legal representative, without terminating this Lease, enter upon and rent the Premises at the best rate obtainable by reasonable effort and for any term and on conditions as Landlord deems proper. Tenant shall be liable to Landlord for the deficiency, if any, between Tenant’s rent under this Lease and the price obtained by Landlord on reletting; or

(b)    terminate this Lease and enter into and on and take possession of the Premises, and Landlord may hold and retain the Premises. If Landlord takes possession of the Premises in accordance with this section, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord on account of Tenant’s default, whether direct or consequential, including any costs of preparing the Premises for reletting and the fees and expenses of reletting including any broker fees.

17.    No Leasehold Mortgage. Tenant shall not have the right to encumber by mortgage any or all of its interest under this Lease, including, without limiting the generality of the foregoing, its right to use the Premises.

18.    No Assignment, Subletting of Licensing. Tenant shall not have the right to assign or transfer any or all of its rights under this Lease, either in whole or in part, without the written consent of the Landlord and shall not grant any license(s) to third parties to use the Premises or any part thereof.

19.    Notices. All notices under this Lease shall be in writing and be hand delivered or delivered by a nationally recognized express delivery service to the respective party at the address indicated above or at such other address as either Landlord or Tenant shall hereafter designate in a written notice to the other.

20.    Amendments and Modifications. No modification, alteration, or amendment to this Lease shall be binding unless in writing and signed by both Landlord and Tenant.

21.    Subordination. If a holder of a mortgage affecting the Premises requests Tenant to enter into a reasonable subordination, non-disturbance and attornment agreement, Tenant shall do so provided that the mortgagee agrees, in the event of foreclosure or sale under the mortgage, to recognize all of Tenant’s rights under this Lease, and to perform all of Landlord’s obligations under the Lease becoming due thereafter.

22.    Entire Agreement. This Lease constitutes the entire agreement between the parties and shall be deemed to supersede and cancel any other agreement between the parties relating to the transaction contemplated in this Lease. None of the prior and contemporaneous negotiations, preliminary drafts, or prior versions of the lease leading up to its signing and not set forth in this Lease shall be used by any of the parties to construe or affect the validity of this Lease. Each party acknowledges that no representations, inducement, promise or condition not set forth in this Lease has been made or relied upon by either party.

23.    Governing Law. This Lease shall be governed by and interpreted in accordance with the laws of the State of Michigan. In the event any provision of this Lease is in conflict with any statute or rule of any law in the State of Michigan or is otherwise unenforceable for any reason whatsoever, then that provision shall be deemed severable from or enforceable to the maximum extent permitted by law, as the case may be, and that provision shall not invalidate any other provision of this Lease. Venue for any action brought under this Agreement shall lie in Oakland County, Michigan.

24.    WAIVER OF JURY TRIAL. LANDLORD AND TENANT ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. LANDLORD AND TENANT, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM CONCERNING THIS LEASE. NEITHER LANDLORD NOR TENANT SHALL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

25.    No Brokers. Each party represents and warrants that all negotiations related to this Lease have been carried on only by the parties without the intervention of any broker, finder or other intermediary, and each party shall indemnify and hold the otherparty harmless from and against and in respect to any claim for any brokerage commission, finder’s fee or other compensation.

26.    Counterparts and Execution. This Lease may be executed in one or more counterparts, each of which will be deemed an original and together shall constitute one document. The parties to this Lease hereby agree that due to their distant locations and/or differing schedules, this Lease may be executed via facsimile, electronically or transmittal of a .pdf and that signatures so transmitted shall be valid and legally binding for all purposes.

[Signatures contained on following page]

WHEREFORE, the Landlord and Tenant have executed and delivered this Lease as of the date set forth below their respective signatures.

LANDLORD:

PONTIAC CENTER PARKING , LLC,
a Michigan limited liability company

By:	/s/ Jeffrey A. Ishbia
Jeffrey A. Ishbia
Its:	Manager

TENANT:

UNITED SHORE FINANCIAL SERVICES, LLC,
a Michigan limited liabiliity company

By:	/s/ Mathew lshbia
Mathew lshbia
Its:	Chief Executive Officer